Exhibit 99.2

News Release

Investor Contacts:

Crescendo Communications

626 RXR Plaza
Uniondale, NY 11556
T: 844-589-8760
mnga@crescendo-ir.com

MagneGas Announces New Feedstock Improvements Resulting in

Approximately a 60% Production Rate Increase and a Cost Reduction
of Approximately 49%

New Renewable Feedstock Significantly Reduces Waste and Downtime
Increasing the Value of Gasification Units in the Industrial Gas Market

TAMPA, Florida, May 24, 2017 /PRNewswire/ --

MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ:MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has transitioned to a new renewable feedstock that results in approximately a 60% increase in fuel output per minute while yielding approximately a 49% reduction in fuel production cost. The Company has a patent pending for the usage of this new feedstock in its gasification systems, which it expects will be granted.

Over the last year, the Company has conducted extensive testing of various feedstocks to improve the production of MagneGas2® and reduce production costs. After significant research and development, the MagneGas engineering team has identified a much more efficient feedstock that helps reduces the overall production costs for MagneGas2® by approximately 49%. Additionally, through the elimination of redundant processes that are not required for use of the new feedstock, gas output per minute has increased by approximately 60%. The Company strongly believes that the combination of these two improvements will result in an even more competitive product with greater margins that will be the catalyst for additional market penetration and increased gas sales.

The new renewable feedstock significantly improves the operation of the Company’s units, which translates to reduced operating costs. As a result, the Company believes MagneGas’s gasification equipment will be an even more attractive an investment opportunity for distributor and gas producers. Additionally, the improvements in production costs and increases in output should increase the market penetration of MagneGas2® due to increased supply and also facilitate sales of units to the large market of distributors seeking a viable replacement to acetylene. The Company plans to share the news of its improvements to its domestic and international contacts, several of which are in active discussions with MagneGas about purchasing gasification systems to produce MagneGas2® in their local markets.

“Our R&D team has been working diligently to develop a less expensive, more efficient way to produce MagneGas2® which has already been extensively market tested with our sales team. We are excited to announce that we have successfully introduced a new feedstock that produces MagneGas2® more efficiently at a reduced cost. We believe that this is significant for our Company because it makes the sale of our gasification equipment more attractive to potential buyers both domestically and abroad and allows for increased market penetration of MagneGas2®. In addition, the lower fuel cost has the potential to impact our gross margins by reducing our direct cost. I believe this is one of the most significant events that the Company has had this year and that we can expect further increases in production rates and cost reductions in the coming months,” stated Ermanno Santilli, CEO of MagneGas.

“For many years, research, development and production related expenses for MagneGas2® has been one of the most significant components of recurring operating expenses for MagneGas,” stated Scott Mahoney, CFO of MagneGas. “The Company has taken a series of steps in the past two quarters to address expense control and overall profitability outlook. We began by addressing vendors, then non-essential staffing, and now we are pleased to announce meaningful reductions to our production expenses going forward.”

“This is a powerful next step our ability to increase market share in the industrial gases and welding supply space. This is also a critical metric for marketing and selling our equipment to established regional industrial gas distributors across the U.S.,” continued Mr. Mahoney. “We have been very successful penetrating the regional distributor market over the past 3 years. We have existing distributor relationships in 18 states across the U.S. and we are in active discussions with a number of our partners about licensing the rights to produce MagneGas2® in their particular regions. With these new demonstrated operating efficiencies, we can better drive many of these relationships towards the purchase of MagneGas2® equipment sales in the near term.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S. and through its wholly owned subsidiary MagneGas Welding Supply, LLC and its distributor, Equipment Sales and Services, Inc. (“ESSI”). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.